DRAFT – NOT FOR EXTERNAL DISTRIBUTION

HARTE HANKS ANNOUNCES OPENING OF NEW STATE-OF-THE-ART FULFILLMENT AND DISTRIBUTION FACILITY IN KANSAS CITY, KANSAS

New 297,000 Sq. Ft. Center with FDA/KDA Licensing Provides Food, OTC and Packaged Goods Product Storage and Distribution Capabilities

AUSTIN, TX, April 15, 2021 -- Harte Hanks (Harte Hanks), a leading global customer experience company, today announced the opening of a new state-of-the-art fulfillment and distribution facility in Kansas City, Kansas.

This new location enables Harte Hanks’ clients to reach their customers with products in any region of the contiguous United States using standard ground transportation within three days, and outer regions such as Hawaii, Alaska and Puerto Rico within five days.

The Kansas City facility is expected to begin distributing over 20,000 packages a day, supporting the company’s move into eCommerce fulfillment. The facility expects to employ up to 125 professionals in various areas, including packaging, warehousing, logistics, and sales in both new and existing job opportunities.

Harte Hanks chose the Kansas City area to enable existing employees to access the new operation easily and to tap into the skilled workforce in the Kansas City marketplace as the company grows.

Brian Linscott, Harte Hanks’ Chief Operating Officer, said, “We are excited to expand our Fulfillment footprint, retain our highly skilled Kansas City team, and leverage the central distribution location to create efficient solutions for current and new customers.”

The facility, which features leading-edge digital print and packaging capabilities, is registered with the FDA and the Kansas Department of Agriculture to store and distribute packaged food products. These features, along with the facility’s grade A National Sanitation Foundation (NSF) certification, ensure that products and brands will be stored and shipped using the highest sanitation and food safety standards.

“Whether fulfilling OTC products like vitamins and supplements, coffees and teas, pet foods, snack foods, cereals, or any packaged food product, this state-of-the-art temperature-controlled facility ensures that your product is delivered quickly and safely to your most desired customer,” said Pat O’Brien, Managing Director of Harte Hanks’ Fulfillment and Logistics business. “Our Marketing Services capabilities also provide clients with the ability to manage their digital storefront, end to end, making our offer highly differentiated.”

Mr. O’Brien noted, for example, the facility’s ability to deliver fast and easy “smart sampling” options for customers. “Whether sampling packaged goods, pharmaceutical products, eCommerce goods or healthcare patient kits, the new facility’s central location can rapidly process and ship these products to customers in an incredibly effective manner that also provides significant cost savings.”

About Harte Hanks

Harte Hanks (OTCMKTS: HRTH) is a global omnichannel customer experience company. We partner with clients to seamlessly manage experiences with their customers throughout the entire customer lifecycle through our marketing services, customer care, and fulfillment and logistics offerings. Harte Hanks works with some of the world’s most respected brands, including Bank of America, Cisco, HBO, IBM, Pfizer, Sony and Unilever, among others. Headquartered in Austin, Texas, Harte Hanks has more than 2,000 employees in offices across the Americas, Europe and Asia Pacific.

For more information, visit hartehanks.com.

For any questions, please contact Pat.Obrien@hartehanks.com

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